Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jbottiglieri@compassdiversifiedholdings.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Reports Second Quarter 2010
Financial Results
Generates Cash Flow Available for Distribution and Reinvestment of $14.8 Million
Westport, Conn., August 9, 2010 — Compass Diversified Holdings (Nasdaq: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and six months ended June 30, 2010.
Second Quarter 2010 Highlights
•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $14.8 million for the second quarter of 2010;

•	Reported a net loss of $0.7 million for the second quarter of 2010;

•	Paid a second quarter 2010 cash distribution of $0.34 per share in July 2010, bringing cumulative distributions paid to $5.3152 per share since CODI’s IPO in May of 2006;

•	Announced the platform acquisition of Liberty Safe and Security Products, Inc. (“Liberty Safe”); and

•	Completed a primary offering of 5.25 million shares.
CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $14.8 million for the quarter ended June 30, 2010, as compared to $7.8 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for the quarter ended June 30, 2010 and June 30, 2009 was approximately 41.0 million and 32.8 million, respectively.
The significant improvement in Cash Flow for the second quarter of 2010 compared to the year-earlier period was due to strengthening revenue trends at a number of CODI’s subsidiaries,

combined with a continued focus on cost containment. In addition, the second quarter of 2010 included results from the add-on acquisition of Circuit Express on March 11, 2010 as well as the platform acquisition of Liberty Safe on March 31, 2010.
CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled over $109 million since 2007.
The net loss for the quarter ended June 30, 2010 was $0.7 million, as compared to a net loss of $0.2 million for the quarter ended June 30, 2009. This was primarily due to the recording of a non-cash supplemental put expense of $2.6 million for the current quarter, as compared to an accrual reversal of $0.3 million for the comparable prior year quarter.
As of June 30, 2010, CODI had $15.1 million in cash and cash equivalents on hand, $75.0 million outstanding on its term debt facility and $13.2 million outstanding under its $340 million revolving credit facility. The Company has no significant debt maturities until 2013.
In April 2010, CODI completed a public offering of 6,575,000 trust shares, representing a primary offering of 5,250,000 trust shares by CODI and a secondary offering of 1,325,000 trust shares by a selling shareholder. CODI raised approximately $75.0 million of net proceeds from its portion of the offering and did not receive any proceeds from the secondary offering. CODI used $70 million of the proceeds to repay outstanding borrowings under its revolving credit facility.
On July 8, 2010, CODI’s Board of Directors declared a distribution of $0.34 per share. The distribution was paid on July 30, 2010 to all holders of record as of July 23, 2010.
Commenting on the quarter, Joe Massoud, CEO of Compass Diversified Holdings, said, “We are pleased that our results for the second quarter of 2010 exceeded our expectations, as we experienced year over year increases in revenue and Cash Flow of 40.6% and 90.4%, respectively. These results were driven by efforts at our subsidiary companies to expand relevant market shares during the recent economic downturn, as well as the maintenance of tight operating cost controls during this expansion phase to create operating leverage. Our results were also positively impacted by the accretive acquisitions of Circuit Express, a strategic add-on for our Advanced Circuits subsidiary, and Liberty Safe, our newest platform company. With a strong balance sheet, including approximately $200 million in available liquidity, we remain optimistic in our outlook for the acquisition of additional companies to our platform.”
Conference Call
Management will host a conference call today at 5:00 p.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (888) 500-6974 and the dial-in number for international callers is (719) 457-1529. The access code for all callers is 7694467. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through August 16, 2010. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 7694467.
Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its seven subsidiaries is a leader in their niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI’s success is driven by its disciplined approach in identifying and evaluating potential acquisition opportunities, proactive and consistent engagement with subsidiary management teams and, in certain cases, the monetization of its subsidiaries when it believes that doing so will maximize shareholder returns. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.
Our Subsidiary Businesses
Each of our companies is a leader in their respective market niche.
Based in Ecru, MS, American Furniture Manufacturing is a manufacturer of promotionally priced upholstered furniture. Visit www.americanfurn.net.
Based in Coral Springs, FL, Anodyne Medical Device (also doing business and known as Tridien Medical) is a designer and manufacturer of medical therapeutic support surfaces and other wound treatment devices. Visit www.anodynemedicaldevice.com.
Based in Aurora, CO, Advanced Circuits is a manufacturer of quick-turn, prototype and production rigid printed circuit boards (“PCBs”). Visit www.advancedcircuits.com.

Based in Watsonville, CA, Fox Racing Shox is a designer, manufacturer and marketer of suspension products for mountain bikes and powered off-road vehicles. Visit www.foxracingshox.com.
Based in Sterling, IL, Halo Lee Wayne is a one-stop resource for design, sourcing and fulfillment of promotional products. Visit www.haloleewayne.com.
Based in Payson, UT, Liberty Safe is a designer and manufacturer of premium home and gun safes. Visit www.libertysafe.com.
Based in Cincinnati, OH, Staffmark is a provider of temporary staffing services, operating approximately 300 locations in 29 states. Visit www.staffmark.com.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on Compass Diversified Holdings’ website located at www.compassdiversifiedholdings.com.

Compass Diversified Holdings
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
(in thousands)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,112	$31,495
Accounts receivable, less allowance of $5,688 and $5,409	196,745	165,550
Inventories	79,260	51,727
Prepaid expenses and other current assets	36,743	26,255

Total current assets	327,860	275,027

Property, plant and equipment, net	32,000	25,502
Goodwill	328,227	288,028
Intangible assets, net	239,619	216,365
Deferred debt issuance costs, net	4,637	5,326
Other non-current assets	17,439	20,764

Total assets	$949,782	$831,012

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$135,917	$99,395
Due to related party	3,350	3,300
Revolver credit borrowings	13,200	500
Current portion, long-term debt	2,000	2,000
Current portion of workers’ compensation liability	19,827	22,126
Other current liabilities	2,556	2,566

Total current liabilities	176,850	129,887

Long-term debt	73,000	74,000
Supplemental put obligation	29,073	12,082
Deferred income taxes	76,470	60,397
Workers’ compensation liability	37,463	38,913
Other non-current liabilities	3,836	7,667

Total liabilities	396,692	322,946

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 41,875 and 36,625 shares issued and outstanding at 6/30/10 and 12/31/09	560,819	485,790
Accumulated other comprehensive loss	(1,104)	(2,001)
Accumulated deficit	(90,747)	(46,628)

Total stockholders’ equity attributable to Holdings	468,968	437,161
Noncontrolling interests	84,122	70,905

Total stockholders’ equity	553,090	508,066

Total liabilities and stockholders’ equity	$949,782	$831,012

Compass Diversified Holdings
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
(in thousands, except per share data)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net sales	$404,322	$287,528	$757,941	$562,442
Cost of sales	318,630	223,362	601,223	440,667

Gross profit	85,692	64,166	156,718	121,775
Operating expenses:
Staffing expense	20,300	17,539	39,907	38,479
Selling, general and administrative expense	42,555	34,239	84,936	71,994
Supplemental put expense (reversal)	2,565	(258)	16,991	(8,417)
Management fees	3,709	3,422	7,373	6,494
Amortization expense	7,477	6,250	13,600	12,446
Impairment expense	—	—	—	59,800

Operating income (loss)	9,086	2,974	(6,089)	(59,021)

Other income (expense):
Interest income	2	16	17	77
Interest expense	(2,860)	(2,695)	(5,561)	(6,237)
Amortization of debt issuance costs	(418)	(440)	(836)	(910)
Loss on debt repayment	—	—	—	(3,652)
Other income (expense), net	211	(611)	391	(690)

Income (loss) before income taxes	6,021	(756)	(12,078)	(70,433)

Income tax expense (benefit)	6,764	(606)	3,952	(28,050)

Net loss	(743)	(150)	(16,030)	(42,383)
Net income (loss) attributable to noncontrolling interest	717	(777)	1,399	(15,692)

Net income (loss) attributable to Holdings	$(1,460)	$627	$(17,429)	$(26,691)

Basic and fully diluted net income (loss) per share	$(0.04)	$0.02	$(0.45)	$(0.83)

Weighted average number of shares outstanding — basic and fully diluted	40,998	32,758	38,824	32,145

Cash distributions declared per share	$0.34	$0.34	$0.68	$0.68

Compass Diversified Holdings
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months	Six Months
	Ended	Ended
(in thousands)	June 30, 2010	June 30, 2009
Cash flows from operating activities:
Net loss	$(16,030)	$(42,383)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	18,566	17,669
Impairment expense	—	59,800
Supplemental put expense (reversal)	16,991	(8,417)
Noncontrolling interests and noncontrolling stockholders charges	7,441	460
Loss on debt repayment	—	3,652
Deferred taxes	(2,062)	(26,489)
Other	(160)	(221)

Changes in operating assets and liabilities, net of acquisition:
Decrease (increase) in accounts receivable	(18,184)	25,518
Increase in inventories	(19,307)	(4,209)
Increase in prepaid expenses and other current assets	(3,812)	(2,594)
Increase (decrease) in accounts payable and accrued expenses	24,126	(6,014)

Net cash provided by operating activities	7,569	16,772

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(83,721)	(1,713)
Purchases of property and equipment	(2,218)	(1,787)
Other	37	188

Net cash used in investing activities	(85,902)	(3,312)

Cash flows from financing activities:
Proceeds from issuance of Trust shares, net	75,029	42,138
Net borrowing (repayment) of debt	11,700	(75,500)
Swap termination fee	—	(2,517)
Debt issuance costs	(155)	—
Distributions paid	(26,690)	(21,437)
Net proceeds related to noncontrolling interest	2,085	4,908
Other	(19)	(373)

Net cash provided by (used in) financing activities	61,950	(52,781)

Net decrease in cash and cash equivalents	(16,383)	(39,321)
Cash and cash equivalents — beginning of period	31,495	97,473

Cash and cash equivalents — end of period	$15,112	$58,152

Compass Diversified Holdings
Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)
(unaudited)

	Three Months Ended	Three Months ended	Six Months Ended	Six Months Ended
(in thousands)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net loss	$(743)	$(150)	$(16,030)	$(42,383)
Adjustment to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	9,725	8,359	17,730	16,759
Impairment expense	—	—	—	59,800
Amortization of debt issuance costs	418	440	836	910
Supplemental put expense (reversal)	2,565	(258)	16,991	(8,417)
Noncontrolling interests and noncontrolling stockholders charges	3,071	(441)	7,441	460
Loss on debt repayment	—	—	—	3,652
Other	50	(160)	(160)	(221)
Deferred taxes	59	(1,709)	(2,062)	(26,489)
Changes in operating assets and liabilities	(23,955)	(15,133)	(17,177)	12,701

Net cash provided by operating activities	(8,810)	(9,052)	7,569	16,772
Plus:
Unused fee on revolving credit facility (1)	787	855	1,629	1,710
Successful acquisition expense (2)	135	—	1,924	—
Staffmark integration and restructuring expenses	—	1,351	—	3,242
Changes in operating assets and liabilities	23,955	15,133	17,177	(12,701)
Less:
Maintenance capital expenditures	1,231	496	2,181	1,610

Estimated cash flow available for distribution and reinvestment	$14,836	$7,791	$26,118	$7,413

Distribution paid in April 2010/2009			$14,238	$10,719
Distribution paid in July 2010/2009	$14,238	$12,452	14,238	12,452

	$14,238	$12,452	$28,476	$23,171

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(2)	Represents transaction costs for successful acquisitions that were expensed during the period.